                                                                   EXHIBIT 10.23

                                    AGREEMENT
                                OF KERRY A. SMITH


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of this 1st day of December, 1998, by and between the individual identified on Exhibit A hereto ("Individual"), and AmeriVision Communications, Inc., an Oklahoma corporation ("AmeriVision").

                                    RECITALS

         WHEREAS, AmeriVision wishes to retain Individual and Individual wishes to be retained by AmeriVision, all on the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Individual and AmeriVision hereby agree as follows:

         1. Employment Duties. AmeriVision hereby employs individual in the position identified on Exhibit A hereto, made a part hereof and incorporated herein by reference, and Individual hereby accepts for the term of this Agreement and subject to the terms and conditions set forth herein. Individual shall report to and serve at the direction of the President/CEO of AmeriVision and shall, subject to such direction, have such responsibilities, duties and authority as are customary for such position, and shall participate in the administration and execution of AmeriVision's business affairs, operations and policies at the direction of the President/CEO of AmeriVision. AmeriVision's Board of Directors or President/CEO may change Individual's title or responsibilities upon notice of the same to Individual. Beginning upon execution of this Agreement, individual shall perform faithfully and to the best of his or her abilities the duties assigned, and shall devote his or her full and undivided business time and attention to the transaction of the business and affairs of AmeriVision.

         2. Term. The term of this Agreement shall commence on thirty (30) days from the above date (the "Commencement Date"), and shall continue in effect until the second anniversary of the Commencement Date (the "Initial Term"), unless sooner terminated pursuant to Section 3 hereof (the Initial Term and any extension thereof shall be known as the "Terms"). Upon expiration of the Initial Term, this Agreement shall renew automatically for successive terms of one (1) year each, unless AmeriVision notifies Individual of its intention not to renew at least ninety (90) days prior to the expiration of the then current Term, which shall not result in any liability for severance pay as set forth in
Section 3 hereof.

         3. Termination and Severance Pay. Notwithstanding Section 2 and Section 4 hereof, AmeriVision may also terminate this Agreement at any time during the Term and for any reason whatsoever upon ninety (90) days notice to Individual. If AmeriVision notifies Individual of its election to terminate Individual pursuant to this Section before the first anniversary of the Effective Date, Individual shall be entitled to receive severance pay equal to six (6) months pay (and payable in a lump sum or over the course of such period, at the option of AmeriVision) and health insurance for such period. If AmeriVision notifies Individual of its election to terminate Individual pursuant to this Section between the first anniversary of the Effective Date and the second anniversary of the Effective Date, Individual shall be entitled to receive severance pay equal to four (4) months pay and health insurance for such period. Severance pay shall be payable in a lump sum or over the course of the period covered, at the option of AmeriVision. In addition to the amounts set forth in the previous two sentences, upon termination pursuant to this Section. Individual shall be entitled to receive a share of the Guaranteed Bonus identified on Exhibit A hereto pro rata from the beginning of the fiscal year in which the termination occurs (the "Termination Year") to the date of the termination notice (the "Pro Rated Guaranteed Bonus"), which shall be calculated as follows: The Pro Rated Guaranteed Bonus shall be equal to the total Guaranteed Bonus for the entire Termination Year (a) multiplied by a fraction the numerator of which is the number of days in the Termination Year through the date of the termination notice and the denominator of which is 365, and then (b) reduced (but not below zero) by the amount of Guaranteed Bonus already paid to individual with respect to the Termination Year prior to the date of the termination notice. Individual shall not be entitled to any severance pay except as specifically set forth in this Section. Severance pay after the Initial Term shall be subject to negotiation between Individual and AmeriVision.

         4. Salary. As compensation for services provided hereunder, AmeriVision shall pay Individual an amount which is no less than a base annual salary and Compensated Bonus in the amount listed in Exhibit A hereto (the "Base Salary") at intervals (currently bi-monthly) consistent with AmeriVision's customary practice as such practice may from time-to-time change. The Base Salary and Guaranteed Bonus shall be subject to review after the Initial Term and may, at AmeriVision's discretion, be adjusted from time-to-time according to Individual's responsibilities, capabilities, performances and any other factor deemed appropriate by AmeriVision.

         5. Exclusive Services. Individual shall devote his or her entire time and attention to AmeriVision's business and shall not, without the written consent of AmeriVision, either directly or indirectly, engage to any other profession or business to which Individual would be giving his or her time and effort to the detriment of AmeriVision's business.

         6. Business Expenses. AmeriVision shall reimburse individual for reasonable and necessary business expenses incurred by Individual in performing his duties so long as such expenses are consistent with any budget or policies established by AmeriVision. Individual shall provide AmeriVision with reasonable supporting documentation sufficient to satisfy reporting requirements of the Internal Revenue Service and AmeriVision.

         7.       Nondisclosure of Information and Post Employment Restrictions.

                  a. Nondisclosure of confidential information and trade secrets. Individual agrees that, except as authorized by AmeriVision or a final judicial determination by a court of law, Individual shall not use or disclose any "Confidential Information," as defined in Section 7(b) of this Agreement, or Trade Secrets respecting AmeriVision during the Term or at any time thereafter.

                  b. "Confidential Information." Individual understands and agrees that: (i) in the course of Individual's retention by AmeriVision it will be necessary for Individual to acquire information which could include, in whole or in part, information concerning AmeriVision sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer purchases from AmeriVision, AmeriVision sources and terms of supply, AmeriVision computer programs, system documentation, special hardware, product hardware, related software development, AmeriVision manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary information belonging to AmeriVision or relating to AmeriVision's affairs (collectively referred to as "Confidential Information); (ii) the Confidential Information is the property of AmeriVision; (iii) the use, misappropriation, or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to AmeriVision; and (iv) it is essential to the protection of AmeriVision's good will and to the maintenance of AmeriVision's competitive position that the Confidential Information be kept secret and that Individual not disclose the Confidential Information to others or use the Confidential Information to Individual's own advantage or the advantage of others.

                  c. Restrictions on Competition. Individual covenants and agrees that, during the period of Individual's retention and for a period of one
(1) year following the latter of: (i) termination of this Agreement, and (ii) the last day of the period as to which severance or any other pay or compensation relates, Individual shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business which has a location which is a corporate headquarters or regional office within fifty (50) miles of Oklahoma City, Oklahoma. For purposes of this Agreement, the term "Competing Business" means any person, corporation or other entity which sells or attempts to sell any products or services which are the same as or similar to the products and services sold or promoted by AmeriVision at any time and from time to time during the two (2) years immediately prior to the termination of individual's employment.

                  d. Non-Solicitation of Customers and Suppliers. Individual agrees that, during his or her retention with AmeriVision and for one (1) year following the latter of: (i) termination of this Agreement, and (ii) the last day of the period as to which severance or any other pay or compensation relates, Individual will not directly or indirectly solicit the trade of, or trade with, any customer, prospective customer or supplier of AmeriVision for any business purpose other than for the benefit of AmeriVision.

                  e. Non-Solicitation of Individuals. Individual agrees that, during his or her employment with AmeriVision and for one (1) year following the latter of (i) termination of this Agreement, and (ii) the last day of the period as to which severance or any other pay or compensation relates, Individual will not, whether on his or her own behalf or on behalf of another person, corporation or other entity, directly or indirectly solicit or induce, or attempt to solicit or induce, any employee of AmeriVision to leave AmeriVision for any reason whatsoever, or hire any person who then is, or was during the Term, an employee of AmeriVision.

                  f. Return of Materials. Upon the termination of Individual's employment with AmeriVision, including without termination for any reason, with or without cause, Individual will promptly deliver to AmeriVision all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flowcharts, programs, proposals and any documents concerning AmeriVision's customers or concerning products or processes used by AmeriVision, together with all copies, compilations and analyses of any of the foregoing, and, without limiting the foregoing, will promptly deliver to AmeriVision any and all other documents or materials containing or constituting Confidential Information.

                  g. Equitable Relief. Because a remedy at law for any breach of the provisions of this Section 7 will be inadequate, in addition to any and all other remedies available to AmeriVision, AmeriVision shall be entitled to have the remedies of a restraining order, injunction or other emergency, temporary or permanent equitable relief to enforce the provisions hereof. Individual agrees that the issues in any action brought under this Section 7 will be limited to claims under this Section 7 and all other claims and counterclaims under other provisions of this Agreement will be excluded. All expenses, including reasonable attorneys' fees and expenses arising out of claims under this Section 7 shall be borne by the losing party to the fullest extent permitted by law. The provisions in Section 17 (arbitration) notwithstanding. AmeriVision may elect to remedy an alleged breach by Individual of this Section 7 by commencing an immediate court action without resort to arbitration in any court of competent jurisdiction.

                  h. Individual acknowledges, warrants, represents, and agrees that the confidentiality covenants, restrictions and competition and the additional nondisclosure of information and post-employment restrictions contained in this Section 7 are necessary for the protection of AmeriVision's legitimate business interest and are reasonable in scope and content.

         8. Inventions and Work Product.

                  a. For purposes of this Section 8, the following definitions shall apply:

                           i.       "Inventions", shall mean:  (A) all
                                    inventions, improvements, modifications, and enhancements, whether or not patentable, made by Individual during Individual's retention by AmeriVision, and (B) all inventions, improvements, modifications and enhancements made by Individual during a period one (1) year after any suspension or termination of Individual's employment by AmeriVision, which relate, directly or indirectly, to the past, present or future business of AmeriVision.

                           ii. "Work Product" shall mean all documentation, manuals, software, creative works, know-how, processes and information created, in whole or in part, by Individual during Individual's retention by AmeriVision, whether or not copyrightable or otherwise protectable, excluding Inventions.

                  b. Individual shall promptly disclose to AmeriVision all inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of AmeriVision, and Individual shall surrender possession of such records to AmeriVision upon any suspension by termination of Individual's retention with AmeriVision.

                  c. Individual hereby assigns to AmeriVision, without additional consideration to Individual, the entire right, title and interest in and to the Inventions and Work Product and in and to all proprietary rights therein or based thereon. Individual agrees that the Work Product shall be deemed to be a "work made for hire," Individual shall execute all such assignments, oaths, declarations and other documents as may be prepared by AmeriVision to effect the foregoing.

                  d. Individual shall provide AmeriVision with all information, documentation, and assistance AmeriVision may request to perfect, enforce or defend the proprietary rights in or based on the Inventions or Work Product. AmeriVision, in its sole discretion, shall determine the extent of the proprietary rights, if any, to the protected in or based on the Inventions and Work Product. All such information, documentation, and assistance shall be provided at no additional expense to AmeriVision, except for out-of-pocket expenses which Individual incurs at AmeriVision's request.

                  e. Individual represents, warrants and covenants that he or she owns no proprietary rights in any Inventions or Work Product.

         9. Severability Reformation. Should any provision of this Agreement, or the application thereof, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, or alternative applications thereof shall not be affected thereby and shall continue to be valid and enforceable to the fullest extent permitted by law or equity. Further, should any provisions of this Agreement be held invalid or unenforceable by reason of an excessive scope, restrictions or obligation, such provision shall be deemed reformed to provide for such scope, restriction or obligation to the fullest extent deemed not to be invalid or unenforceable.

         10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

         If to AmeriVision, to:

                  5900 Mosteller Drive
                  Suite 1850
                  Oklahoma City, OK  73112
                  Attn:  Dan Carter
                  Fax:  (405) 600-3823

         If to Individual, to the address set forth on Exhibit A hereto.

         11. Entire Agreement. This Agreement, together with any other agreements concurrently or subsequently entered into between the parties hereto, contain the entire Agreement of the parties with respect to the subject matter hereof and thereof, and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

         12. Amendment. This Agreement may be modified or amended only by a writing signed by both parties.

         13. Waiver of Breach. The waiver by AmeriVision of a breach of any provisions of this Agreement by Individual shall not operate or be construed as a waiver of any subsequent breach by Individual.

         14. Assignment; Third-Party Beneficiaries. The rights and obligations of AmeriVision and Individual under this Agreement are of a personal nature, and, therefore this Agreement and the rights and obligations of the parties hereto are not assignable by Individual. This Agreement is personal in nature and there are no third-party beneficiaries.

         15. Governing Law. This Agreement shall be incorporated and constructed pursuant to Texas law.

         16. Knowing and Voluntary Agreement Entered into After Opportunity for Review by Counsel. Individual represents and warranties that he or she has been afforded an opportunity for his or her attorney to thoroughly and completely review this Agreement with him or her, and that he or she understands the contents hereof and agrees to be bound by the terms of this Agreement.

         17. Dispute Resolution. If a dispute arises from or relates to this contract or breach thereof, and if the dispute cannot be settled through direct discussion between the parties, the parties hereby agree to endeavor first to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Any unresolved controversy or claim arising from or relating to this contract or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the neutral arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award equitable as well as legal relief. Any mediation or arbitration shall be held in Dallas, Texas.

         18. Reimbursement. AmeriVision agrees to reimburse Individual to the extent that PricewaterhouseCoopers ("PWC") requires a non-competition payment under the Individual's contract with PWC.

                            [SIGNATURE PAGE FOLLOWS]

                     SIGNATURE PAGE FOR EMPLOYMENT AGREEMENT



AMERIVISION:                                AMERIVISION COMMUNICATIONS, INC.



                                            By:    /s/ Stephen D. Halliday
                                                   -----------------------------
                                            Name:  Stephen D. Halliday
                                            Title: President/CEO



INDIVIDUAL:                                 /s/ Kerry A. Smith
                                            ------------------------------------
                                            Kerry A. Smith, Individual

                                    EXHIBIT A

Individual:                          Kerry A. Smith
Home Address:                        2701 Westmoreland Drive
                                     Plano, Texas  75093
                                     Facsimile:  972-596-5847
Position:                            Vice President - Support Services
Base Annual Salary:                  $215,000
Health Benefits:                     Consistent with Company policy
Bonuses:                             Guaranteed Annual Bonus:  $50,000 for the
                                     year beginning December 1, 1998 payable as follows:

                                                           Payment           Payment Date
                                                           -------           ------------
                                     First Quarter         $8,000.00         March 31
                                     Second Quarter        $8,000.00         June 30
                                     Third Quarter         $8,000.00         September 30
                                     Fourth Quarter        $26,000.00        December 31

                                     The Guaranteed Annual Bonus will be no less than the amounts set forth above, but increases shall be subject to performance objectives set by AmeriVision President/CEO Steve Halliday, including those set forth below:

                                     o   Create Service Delivery organization

                                     o   Introduce new products and services
                                         into AmeriVision organizational
                                         structure and sales portfolio.

                                     o   Increase departmental efficiencies
                                         through reallocation of resources and
                                         streamlining functionality.

                                     o   Implement automated solutions and
                                         applications to achieve productivity
                                         gains and cost reductions.

                                     o   Establish performance objectives, sales
                                         and marketing goals across all lines of
                                         product and services.

                                     o   Develop strategy for migration to
                                         facilities- based carrier.

                                     o   Define strategies for MIS directions,
                                         Y2K risk management and IT improvement
                                         initiatives.

                                   MEMORANDUM



TO:      Kerry A. Smith

FROM:    Stephen D. Halliday

DATE:    December 2, 1998

RE:      Agreement dated December 1, 1998


         Listed below are additional compensation details related to the Agreement dated December 1, 1998:

         o        At Risk Bonus Pools for all Senior Executives

                  o 2% of Net Revenue generated from TRI Enhanced Platform ("VirtuO")
                  o 2% of Net Revenue generated from Prepaid Debit Cellular (Shared Technology)
                  o 1% of incremental long distance Net Revenue associated with AmeriVision's quarterly performance starting with the second fiscal quarter after the Commencement Date.

                  Net Revenue is collected revenue less sales and non-profit commissions, payments and royalties and less sales returns and allowances. The above three pools are separate and each shall be decreased to the extent the budgeted Gross Profit Percentage is not achieved. Gross Profit Percentage is the percentage calculated based on Net Revenue less direct expenses associated with that pool. The reduction shall be 1% for every .5% shortfall in gross profit percentage. Accordingly, no bonus shall be due unless at least 50% of the budgeted gross profit percentage is achieved. These pools shall apply to the Initial Term only. The applicability of the pools to any renewal term is subject to negotiation. Each bonus pool is payable forty-five (45) days after the end of the calendar year for all eligible employees who are still employed at that date. All pools will be calculated on a calendar year basis.

        o Stock Incentive Plan ("SIP"). Employee will be granted twice the average award of options under the AmeriVision SIP. It is anticipated that the SIP will have two phases or 5% each of 822,000 shares allocated to the senior executives, and that Phase I shall be completed on or before June 30, 1999. Fair market value of the options will be determined on day of issuance after plan approval. Stock will be subject to a vesting schedule anticipated to be no more than four (4) years. In the event that the company is merged or sold and AmeriVision is not the dominate or surviving party, a cash settlement will be awarded to Employee for all vested and awarded but uninvested stock options. The settlement will reflect the purchase price at the time of sale or merger. The SIP is subject to approval of such plan by the Board of Directors of AmeriVision.


                                                AMERIVISION COMMUNICATIONS, INC.


/s/ Kerry A. Smith                              By:  /s/ Stephen D. Halliday
--------------------------------------             -----------------------------
Kerry A. Smith, an individual                   Name:    Stephen D. Halliday
                                                Title:   President/CFO